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                                   Exhibit 5.1

                           Opinion of Hallett & Perrin

                                November 27, 2002


Whole Foods Market, Inc.
601 N. Lamar Blvd., Suite 300
Austin, Texas 78703

Re: Whole Foods Market, Inc. - Registration Statement on Form S-8

Gentlemen:

         We have served as counsel for Whole Foods Market, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 5,000,000 shares (the "Shares") of Common Stock, no par value, of the Company to be issued in connection with the 1992 Stock Option Plan for Team Members.

         We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

                                      Very truly yours,

                                      /s/ Hallett & Perrin, P.C.
                                      --------------------------
                                      Hallett & Perrin, P.C.

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